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<TYPE> 4

<DESCRIPTION> Liberty Livewire Corporation: Form 4

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U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Hassanein, Salah M.

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(Last) (First) (Middle)

514 Via de la Valle, Suite 209

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(Street)

Solana Beach, California 92075

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(City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Liberty Livewire Corporation (NASDAQ:LWIRA)

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

October 2001

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer

(Check all applicable)

[ X ] Director [ ] 10% Owner

[ ] Officer (give title below) [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

[ X ] Form filed by one Reporting Person

[ ] Form filed by more than one Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of,

or Beneficially Owned

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

          6.

4. 5. Owner-

Securities Acquired (A) or Amount of ship

3. Disposed of (D) Securities Form: 7.

Transaction (Instr. 3, 4 and 5) Beneficially Direct Nature of

2. Code ------------------------------- Owned at End (D) or Indirect

1. Transaction (Instr. 8) (A) of Month Indirect Beneficial

Title of Security Date ------------ Amount or Price (Instr. 3 (I) Ownership

(Instr. 3) (mm/dd/yy) Code V (D) and 4) (Instr.4) (Instr. 4)

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
Class A

Common Stock 10/02/01 S 2,100 D $7.77

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Class A

Common Stock 10/04/01 S 1,400 D $8.043

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Class A

Common Stock 10/17/01 S 1,000 D $7.20

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Class A

Common Stock 217,178 I (Note 1)

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Class A

Common Stock 20,000 I (Note 2)

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Class A

Common Stock 40,000 I (Note 3)

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Notes:

(1) Held in a living trust.

(2) Held as trustee of charitable trust.

(3) Held by wholly-owned corporation.

* If the Form is filed by more than one Reporting Person, see Instruction

4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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FORM 4 (continued)
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Table II - Derrivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

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

9. 10.

Number Owner-

of ship

2. Deriv- of

Conver- 5. 7. ative Deriv- 11.

sion Number of Title and Amount Secur- ative Nature

of Derivative 6. of Underlying 8. ities Secur- of

Exer- 4. Securities Date Securities Price Bene- ity: In-

cise 3. Trans- Acquired (A) Exercisable and (Instr. 3 and 4) of ficially Direct direct

Price Trans- action or Disposed Expiration Date --------------- Deriv- Owned (D) or Bene-

1. of action Code (D) (Month/Day/Year) Amount ative at End In- ficial

Title of Deriv- Date (Instr. (Instr. 3, ---------------- or Secur- of direct Owner-

Derivative ative (Month/ 8) 4 and 5) Date Expira- Number ity Month (I) ship

Security Secur- Day/ ------ ------------ Exer- tion of (Instr. (Instr. (Instr. (Instr.

(Instr. 3) ity Year) Code V (A) (D) cisable Date Title Shares 5) 4) 4) 4)

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

-0-

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Explanation of Responses:

/s/ Salah M. Hassanein November 9, 2001

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**Signature of Reporting Person Date

** Intentional misstatements or omissions of facts constitute Federal

Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedures.

Alternatively, this Form is permitted to be submitted to the

Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.

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